Exhibit 10.39

UK SUB-PLAN TO THE ALIMERA SCIENCES, INC. 2010 EQUITY

INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of the Common Stock of Alimera Sciences, Inc. (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	[Number] Unapproved Option

Exercise Price per Share:	$«PricePerShare»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	This option becomes exercisable with respect to the first «CliffPercent»% of the shares subject to this option when you complete «CliffPeriod» months of continuous “Service” (as defined in the Plan) from the Vesting Commencement Date. Thereafter, this option becomes exercisable with respect to an additional «Percent»% of the shares subject to this option when you complete each additional month of Service.

Expiration Date:	«ExpDate». This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

You and the Company agree that this option is granted under and governed by the terms and conditions of the UK Sub-Plan to the 2010 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission, the Joint Election and the Section 431 Election) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email. This consent will remain in effect until you give the Company written notice that it should deliver paper documents.

You further agree to comply with the Company’s Securities Trading Policy when selling shares of the Company’s Common Stock.

This Agreement has been executed and delivered as a deed on the date set out below.

Dated:

SIGNED as a DEED
BY ALIMERA , INC	)
acting by the under-mentioned	)
person(s) acting on the authority of	)
the Company in accordance with the	)
laws of the territory of its incorporation:	)

Authorised signatory

SIGNED as a DEED	)
by [insert name of Optionee]	)
in the presence of:

Witness signature:

Name:

Address:

Occupation:

UK SUB-PLAN TO THE ALIMERA SCIENCES, INC. 2010 EQUITY

INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be an Unapproved Option, as provided in the Notice of Stock Option Grant.

Vesting

This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant.

This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability

If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form, along with delivery of the signed Joint Election and signed Section 431 Election (which are incorporated into this Stock Option Agreement). Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If your Personal Representative(s) wishes to exercise this option after your death, the Personal Representative(s) must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing together with any Option Tax Liability and any Secondary NIC Liability. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•      By delivering to the Company your personal cheque, a cashier’s cheque or a money order.

•      By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Withholding Taxes	In the event that the Company determines that it or any Subsidiary is required to account to HM Revenue & Customs for the Option Tax Liability or Secondary NIC Liability or to withhold any other tax as a result of the exercise of this Option, the Optionee, as a condition to the exercise of the Option, shall make arrangements satisfactory to the Company to enable it or any Subsidiary to satisfy all withholding liabilities. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy and withholding requirements that may arise in connection with the vesting or disposition of shares purchased by exercising this Option (the “Shares”).

Tax Consultation	Optionee understands that he or she may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that he or she will consult with any tax advisors Optionee deems appropriate in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company or any Subsidiary for any tax advice.

Section 431 Election	As a further condition of the exercise of this Option, the Optionee shall have signed a Section 431 Election in the form set out in Appendix 1 or in such other form as may be determined by HM Revenue & Customs from time to time.

Employer’s National Insurance Charges	As a further condition of the exercise of an Option under the Plan the Optionee shall join with the Company or any other company or person who is or becomes a Secondary Contributor in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole of any Secondary NIC Liability.

Optionee’s Tax Indemnity

Indemnity. To the extent permitted by law, the Optionee hereby agrees to indemnify and keep indemnified the Company, and the Company as trustee for and on behalf of any related corporation, for any Option Tax Liability and Secondary NIC Liability.

No Obligation to Issue Shares. The Company shall not be obliged to allot and issue any Shares or any interest in Shares pursuant to the exercise of this Option unless and until the Optionee has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against the Option Tax Liability and the Secondary NIC Liability, or the Optionee has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Option Tax Liability and any Secondary NIC Liability will be recovered from the Optionee within such period as the Company may then determine.

Right of Retention. In the absence of any such other arrangement being made, the Company shall have the right to retain out of the aggregate number of shares to which the Optionee would have otherwise been entitled upon the exercise of this Option, such number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for the Optionee (at the best price which can reasonably expect to be obtained at the time of the sale) and to pay over to the Company sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy the Optionee’s liability under such indemnity.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid.

On your death, Options are only transferable to the Optionee’s Personal Representative and shall only be exercisable by your Personal Representative for a period of one year after your death.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time.

Stockholder Rights	You have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Data Protection

By entering into this Stock Option Agreement, and as a condition of the grant of the Option, Optionee consents to the collection, use and transfer of personal data as described in this paragraph to the full extent permitted by and in full compliance with applicable laws.

•      Optionee understands that the Company and is Subsidiaries hold Data about the Optionee for the purpose of managing and administrating the Plan.

•      Optionee further understands that the Company and/or its Subsidiaries will transfer the Data among themselves as necessary for the purposes of implementation, administration, and management of Optionee’s participation in the Plan, and that the Company and/or its Subsidiary may each further transfer Data to any Data Recipients.

•      Optionee understands that these Data Recipients may be located in Optionee’s country of residence or elsewhere, such as the United States. Optionee authorises the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Optionee’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on Optionee’s behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited. Where the transfer is to be to a destination outside the European Economic Area, the Company shall take reasonable steps to ensure that the Optionee’s personal data continues to be adequately protected and securely held.

•      Optionee understands that Optionee may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw Optionee’s consent herein in writing by contacting the Company. Optionee further understands that withdrawing consent may affect Optionee’s ability to participate in the Plan.

Additional Terms	Optionee has no right to compensation or damages for any loss in respect of the Option where such loss arises (or is claimed to arise), in whole or in part, from the termination of Optionee’s employment; or notice to terminate employment given by or to Optionee. This exclusion of liability shall apply however termination of employment, or the giving of notice, is caused other than in a case where a competent tribunal or court, from which there can be no appeal (or which the relevant employing company has decided not to appeal), has found that the cessation of the Optionee’s employment amounted to unfair or constructive dismissal of Optionee and however compensation or damages may be claimed.

Optionee has no right to compensation or damages for loss in respect of an Option where such loss arises (or is claimed to arise), in whole or in part, from any company ceasing to be a Subsidiary of the Company; or the transfer of any business from a Subsidiary of the Company to any person which is not a Subsidiary of the Company. This exclusion of liability shall apply however the change of status of the relevant company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Joint Election and Section 431 Election shall be governed by the laws of England and Wales.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement, the Plan, the Section 431 Election and the Joint Election constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

Definitions	The definitions contained in the Plan are hereby incorporated into the Stock Option Agreement unless otherwise defined herein.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

APPENDIX 1

SECTION 431 ELECTION